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                                         March 13, 1995



TO: FELLOW PARTICIPANTS IN HERSHEY'S EMPLOYEE SAVINGS, STOCK INVESTMENT AND OWNERSHIP PLAN

     Enclosed for your attention is a voting instruction card and a proxy statement which explains the items to be voted upon at this year's Annual Meeting of Stockholders. Your completed card must be received by April 18, 1995 in order to be tallied. For your convenience in returning the voting card, a postage-paid envelope is provided. I urge you to take advantage of this opportunity to have the shares being held for you voted at the Annual Meeting of Stockholders on April 24, 1995.

     This mailing of the voting instruction card and proxy statement to Employee Savings, Stock Investment and Ownership Plan participants has been designed to eliminate the duplicate mailing of Annual Reports to those employees who will receive such as a registered stockholder.

     Please note that if you own shares through the Hershey Employee Stock Purchase Plan (HESPP), you will receive a separate proxy card from Merrill Lynch for voting those shares.

     If you should have any questions, you can call the Office of the Secretary at (717) 534-7526.

     Remember, your vote is important.
                         --


                                         /s/ Eleanor S. Gathany

                                         Eleanor S. Gathany
                                         Assistant Secretary


Enclosures